Exhibit 10.1

16 February 2007

ROYALTON EUROPE HOLDINGS LLC

WALTON MG LONDON INVESTORS V, L.L.C.

JOINT VENTURE AGREEMENT RELATING
TO MORGANS HOTEL GROUP EUROPE
LIMITED

JOINT VENTURE AGREEMENT DATED 16 February 2007

PARTIES

(1)                                  ROYALTON EUROPE HOLDINGS LLC, 11th Floor, 475 Tenth Ave, New York, NY 10018, United States of America (together with its assignees Royalton); and

(2)                                  WALTON MG LONDON INVESTORS V, L.L.C. of 900 North Michigan Avenue, Suite 1900, Chicago, Illinois 60611, United States of America (together with its assignees Walton),

(together the Parties).

RECITALS

(A)          Walton has acquired 2,499,999 B Shares and 1 Preferred Ordinary Share.  Royalton will continue to hold 2,499,999 A Shares.

(B)           Royalton and Walton are entering into this Agreement in order to set out the terms governing their relationship as shareholders in the Company.

1.             DEFINITIONS

1.1           The Schedules form part of this agreement (Agreement) and shall have the same force and effect as if set out in the body of this Agreement.  Any reference to this Agreement shall include the Schedules.

1.2           In this Agreement the following words and expressions shall have the following meanings:

Acceptable Finance means the Facility Agreement or any finance with an institutional bank or lending institution which finance shall be:

(a)                                  on customary commercial terms;

(b)                                 secured by no more than a pledge over all of the shares in the capital of the Company or the subsidiary or a fixed charge over the Company’s and/or, as applicable, the Company’s subsidiary’s interest in the Hotel Properties and a floating charge over it’s other assets, but otherwise without recourse to the Shareholders (other than customary “bad-boy” recourse carve-outs); and

(c)                                  on terms such that Loan to Value is not greater than seventy-five to eighty percent. (75%-80%), with an objective to achieve 80% (or as close thereto as is reasonably possible).  “Value” shall be determined by the lender’s appraisal;

A Directors means A Directors of the Company appointed under the Articles;

Affiliate Agreement has the meaning given in clause 7.1(q);

Affiliated Shareholder has the meaning given in clause 7.1(q);

Agreed Form the form hereafter agreed between and signed by or on behalf of Royalton and Walton;

Appraisal means, with respect to each Hotel Property, the independent valuation (appraisal) prepared and delivered, by a reputable valuer (appraiser) of hotel properties of similar type, location and value of the Hotel Properties (or any of them, as applicable), to, the Company at its request;

Appraised Value means the value of any Hotel Property as indicated on the most recent Appraisal thereof, or, if no such Appraisal exists, the value agreed upon by the Shareholders;

Assignment Amount has the meaning given in clause 15.5;

Articles means the articles of association of the Company;

A Shares means the A Ordinary Shares in the capital of the Company owned by Royalton;

Auditors means the firm appointed by the Company;

B Director: means the B Directors of the Company appointed under the Articles;

B Shares means the B Ordinary Shares in the capital of the Company owned by Walton;

Board means the Board of Directors of the Company for the time being;

Business means the business of the Company as described in clause 3 and such other business as the Parties may agree pursuant to clause 7.1 from time to time in writing should be carried on by the Company;

Business Day means a day other than a Saturday or Sunday or public holiday in England and Wales on which banks are open in London for general commercial business;

Buy/Sell Notice shall have the meaning given in clause 13.1;

Capital Expenditures means, determined in accordance with the Determination Guidelines, for any period, the sum of all expenditures (whether paid in cash or accrued as a liability) by the Company which are capitalized on the consolidated balance sheet of the Company in conformity with GAAP, but excluding (i) all expenditures made with respect to the acquisition by the Company of any direct or indirect interest in real property; (ii) all expenditures made in the initial construction, rehabilitation or renovation of any Hotel Property; and (iii) capital expenditures made from the proceeds of insurance or compulsory purchase awards (or payments in lieu thereof) or indemnity payments received during such period by the Company from third parties;

Closing means completion of the sale and purchase of Sale Shares in accordance with clause 13.6;

Companies Acts means the Companies Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985 and the Companies Act 1989;

Company means Morgans Hotel Group Europe Limited, a limited company with registered number 03203996 of 88 Wood Street, London EC2V 7AJ;

Contingent Obligation means as to any person, without duplication, (i) any contingent obligation of such person required to be shown on such person’s balance sheet in accordance with generally accepted accounting principles, and (ii) any obligation required to be disclosed in the footnotes to such person’s financial statements, guaranteeing partially or in whole any non-recourse Debt, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such person or of any other person.  The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which in the case of an operating income guarantee shall be deemed to be equal to the debt service for the note secured thereby), calculated at the applicable interest rate, through (i) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder); or (ii) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Company.  Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guarantee of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim;

control means, for the purposes of the definition of “Group Company” and similar uses of the term “control” made herein, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise;

Debt of any person means, without duplication, (i) as shown on such person’s consolidated balance sheet (a) all indebtedness of such person for borrowed money or for the deferred purchase price of property; and, (b) all indebtedness of such person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full in the case of a construction loan); (ii) the face amount of all letters of credit issued for the account of such person and, without duplication, all un-reimbursed amounts drawn thereunder; (iii) all Contingent Obligations of such person; and (iv) all payment obligations of such person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements which were not entered into specifically in connection with Debt set forth in clauses (i), (ii) or (iii) hereof.  For the purposes hereof, Debt (other than Contingent Obligations) of the Company shall be deemed to include only the Company’s pro rata share (such share being based upon the Company’s percentage ownership interest as shown on the Company’s annual audited financial statements) of the Debt of any person in which the Company, directly or indirectly, owns an interest, provided that such Debt is non-recourse, both directly and indirectly, to the Company;

Deed of Adherence means a deed of adherence to this agreement in the form of Exhibit C;

Debt Service means, determined in accordance with the Determination Guidelines, measured as of the last day of each calendar quarter, an amount equal to the aggregate amount of interest and principal actually due and payable by the Company or any subsidiary of the Company, as applicable, on its Debt for the previous four consecutive quarters including the quarter then ended;

Determination Guidelines means the intention of the Parties to this Agreement that all calculations and distributions to be made under this Agreement be determined and distributed as if all Hotel Properties were owned directly by the Company and not through one or more intermediaries;

Director means any director for the time being of the Company including, where applicable, any alternate director;

Event of Default shall have the meaning given in clause 12;

Facility Agreement means the agreement between, inter alia, Morgans Hotel Group London Limited and Citigroup Global Markets Limited dated 24 November 2005 as amended;

GAAP means generally accepted accounting principles in effect from time to time in the United Kingdom;

Group Company means in relation to any Shareholder, a company controlled by that Shareholder, a subsidiary (company, limited liability company, limited partnership or other entity) of a company controlled by that Shareholder or a subsidiary owned by the owners of that Shareholder, provided that Shareholder owns beneficially at least fifty-one percent. (51%) of the controlled company or such controlling company owns beneficially at least fifty-one percent. (51%) of that Shareholder, as the case may be.  Anything herein to the contrary notwithstanding, a “Group Company” as to Walton shall include any company or other entity controlled by or under common control with Walton Street Capital L.L.C.;

Hotel means any lodging facility acquired wholly or in part, directly or indirectly, by the Company in Europe, including all management and operations systems thereof which, to the extent it is operated by the Operator, shall be operated to the standard required in the Master Management Agreement and the Property Management Agreements;

Hotel Properties Value means the aggregate of the Appraised Value of each of the Hotel Properties;

Hotel Property means, in respect of any Hotel, the land, buildings, appurtenances, easements, rights of way, fixtures, equipment, furnishings and any and all other real and personal property rights and capital items in connection therewith;

ICTA 1988 means the Income and Corporation Taxes Act 1988;

JV IPR means all intellectual property rights set out in Exhibit 2 to the Warranty Deed between Royalton, Walton, Morgans Group LLC and Walton Street Real Estate Fund V, L.P. dated 9 February 2007;

JV IPR Assignment means the assignment by the Company and its subsidiary of the JV IPR together with

(a) the goodwill in any the JV IPR; and

(b) the right to sue (and to retain damages recovered) in respect of any infringement or unauthorised use of any of the JV IPR which may have occurred before the date of this Deed,

to such person, at such time as Royalton may in its discretion decide;

Loan to Value means, as of any date of determination, the percentage of the aggregate amount of the Debt of the Company outstanding as of such date to the Hotel Properties Value as of such date;

London Stock Exchange means the London Stock Exchange plc;

Major Decision shall have the meaning set out in clause 7;

Master Management Agreement means the master management agreement, of even date herewith, between the Company and Morgans Hotel Group Management LLC, attached hereto as Exhibit B and as amended from time to time as agreed between the parties thereto in accordance with the provisions of clause 7.1(q);

Notified Price shall have the meaning given in clause 13.2;

Notifier shall have the meaning given in clause 13.1;

Notifier’s Shares shall have the meaning given in clause 13.1;

Offer Period shall have the meaning given in clause 13.3;

Operating Expenses means, determined in accordance with the Determination Guidelines, when used with respect to any Hotel Property, for any period, without duplication, all expenses paid or to be paid by the Company, or as applicable, a subsidiary of the Company, during such period in connection with the operation, management, maintenance, ownership, repair and use of the Hotel Property, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP.  Operating Expenses specifically shall include without duplication (i) all expenses incurred in the immediately preceding twelve (12) month period; (ii) all payments required to be made pursuant to any operating agreements; (iii) management fees, whether or not actually paid, equal to fees actually paid to the Hotel Property manager; and (iv) the real property taxes and assessments with respect to the Hotel Property.  Notwithstanding the foregoing, Operating Expenses shall not include (1) depreciation or amortization, (2) income taxes or other impositions in the nature of income taxes, (3) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with any financing or the sale, exchange, transfer, financing or refinancing of all or any portion of the Hotel Property or in connection with the recovery of insurance or condemnation proceeds, (4) any expenses which the Auditors consider should be capitalized, (5) Debt Service, and (6) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any retail tenant or reimbursed by the tenant to the Company;

Operating Income means, determined in accordance with the Determination Guidelines, when used with respect to any Hotel Property, for any period without duplication, all income of the Company or, as applicable, a subsidiary of the Company, during such period from the operation of the Hotel Property as follows:

(a)                                  all income, computed on an accrual basis in accordance with GAAP, derived from the ownership and operation of the Hotel Property during such period from whatever source, including all guest room revenues, all food, beverage, and merchandise sales receipts, all interest income, if any, rent, utility charges, forfeited security deposits, service fees or charges, license fees, parking fees and business interruption insurance proceeds, (but excluding Value Added Tax, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, proceeds of casualty insurance and compulsory purchase awards, interest on credit accounts and payments made on interest rate protection agreements entered into in connection with any financing);

(b)                                 all other amounts which in accordance with GAAP are included in the Company’s (or its applicable subsidiary’s) annual financial statements as operating income attributable to the Hotel Property, excepting therefrom amounts collected for onetime, nonrecurring reimbursements;

(c)                                  Operating Income shall not include (a) any compulsory purchase or insurance proceeds; (b) any proceeds resulting from the sale or other disposition of all or any portion of the Hotel Property; (c) any rent attributable to any retail lease at the Hotel Property prior to the date on which the actual payment of rent is required to commence thereunder; (d) any item of income otherwise includable in Operating Income but paid directly by any tenant to a person other than the Company (or its applicable subsidiary), provided such item of income is an item of expense (such as payments for utilities paid directly to a utility company) and is otherwise excluded from the definition of Operating Expense; or (e) security deposits received from any retail tenants until forfeited;

Operator means the “Operator” as defined in the Master Management Agreement;

Preferred Ordinary Share means the issued preferred non-voting ordinary share in the capital of the Company of £1;

Project Documents means the Master Management Agreement and the Property Management Agreements;

Property Management Agreements means the property specific management agreements in relation to each Hotel Property, of even date herewith, attached hereto as Exhibit A and as amended from time to time as agreed between the parties thereto in accordance with the provisions of clause 7.1(q);

Recipient shall have the meaning given in clause 13.1;

Recipient’s Shares shall have the meaning given in clause 13.1;

Relevant Person shall have the meaning given in clause 12;

Sale Shares shall have the meaning given in clause 13.7;

Sale Notice shall have the meaning given in clause 13.4;

Shareholders means Royalton and Walton, or, in respect of each of them, any person to whom shares in the Company may have been transferred by them in accordance with the provisions of this Agreement, and any other person to whom shares in the Company are issued in accordance with the provisions of this Agreement;

Shares means the A Shares, the B Shares, the Preferred Ordinary Share and any new shares in the capital of the Company created from time to time;

subsidiary and subsidiaries shall have the meanings set out in section 736 of the Companies Act 1985;

Termination Notice shall have the meaning given in clause 12.2(c)(B);

Transfer shall have the meaning given in clause 10.1;

Transfer Terms shall have the meaning given in clause 13.3;

Value Added Tax means value added tax at the rate in force when the relevant supply is made, and includes any similar tax from time to time replacing it or supplementing it or of a similar fiscal nature; and

Working Hours means 9.30 a.m. to 5.30 p.m. Greenwich Mean Time on a Business Day.

1.3           In this Agreement (unless the context requires otherwise):

(a)                                  words and expressions which are defined in the Companies Acts shall have the same meanings as are ascribed to them in the Companies Acts;

(b)                                 any question as to whether a person is connected with any other person shall be determined in accordance with the provisions of Section 839 ICTA 1988;

(c)                                  any reference to any statute or statutory provision shall be construed as including a reference to any modification, re-enactment or extension of such statute or statutory provision for the time being in force, to any subordinate legislation made under the same and to any former statute or statutory provision which it consolidated or re-enacted;

(d)                                 any reference to a Recital or clause is to a Recital or clause (as the case may be) of or to this Agreement; and

(e)                                  directly or indirectly shall (without limiting the expression) mean either alone or jointly with any other person, firm or body corporate and whether on his own account or in partnership with another or others or as the holder of any interest in or as officer, employee or agent of or consultant to any other person, firm or body corporate.

1.4           The headings contained in this Agreement are for the purposes of convenience only and do not form part of and shall not affect the construction of this Agreement or any part of it.

2.             UNDERTAKINGS

2.1           Without prejudice to any other provision in this Agreement, Royalton and Walton hereby severally undertake and covenant that as to any Acceptable Finance, or, upon the agreement of the Shareholders to obtain third-party financing which is not Acceptable Finance, as to such other third-party financing, Royalton and Walton will each use its best efforts to satisfy, or cause to be satisfied, all the conditions to such financing which are within its control, and in good faith, exercise diligent and reasonable efforts to satisfy, or cause to be satisfied, all conditions to such financing which are not within its control.

2.2           Royalton and Walton each hereby undertake to the other Party that it shall (so far as it is lawfully able) exercise all of its rights (whether arising by virtue of its being a Shareholder in the Company or howsoever otherwise arising) so as to procure that where a Shareholder or a person controlled by or connected with any such Shareholder (for the purposes of this clause a relevant person) is a party to a contract with the Company and such relevant person is in breach of such contract the Company shall be entitled to enforce the Company’s rights under such contract and to that end Royalton and Walton shall each procure that any Directors of the Company appointed by such relevant person which is the defaulting party to such contract shall have no part (whether through the exercise of voting rights at meetings of the Board  or otherwise) in the conduct of any proceedings taken by the Company for the purposes of such enforcement.

2.3           Each Shareholder who is a party to a Project Document shall observe and perform its obligations thereunder pursuant to the terms contained therein.  Each Shareholder whose affiliate is a party to a Project Document shall procure that the relevant affiliate observes and performs its obligations in the relevant Project Document pursuant to the terms contained therein.

2.4           The Company shall, as soon as practicable following the acquisition by Walton of the  B Shares, obtain new financing for the Company, with a Loan to Value ratio of eighty percent. (80%) or as close thereto as is reasonably possible, meeting the requirements for an Acceptable Finance, and approved by Walton and Royalton (which approval shall not be unreasonably withheld, both as to customary and any non -customary terms).

2.5           Royalton and Walton (i) acknowledge that it is their intent to cause the Company to make payments of “Cash Available” to the Shareholders (to the extent such payments do not violate the provisions of loan agreements under which the Company or its subsidiaries are borrowers), whether by way of distribution, reduction of capital, purchase of own shares or otherwise on a regular basis and in a tax efficient manner; and (ii) shall use reasonable endeavours with respect thereto and shall do all things (including the entry into, execution and performance of any necessary agreements, documents, deeds or other actions) in order to cause the Company to make payments of Cash Available to the Shareholders (to the extent such payments do not violate the provisions of loan agreements under which the Company or its Subsidiaries are borrowers).  For this purpose, “Cash Available” shall be defined as (i) annual cash flow after required Debt Service, a 4% FF&E reserve and required working capital; and (ii) proceeds of sales and financings and other capital events, to the extent such proceeds are not used to pay obligations of the Company or to make improvements in the properties owned by the Company.

3.             BUSINESS OF THE COMPANY

The business of the Company shall be, directly or indirectly through subsidiaries, to develop, refurbish and operate Hotels in accordance with the terms of this Agreement in such a manner as shall be for the mutual benefit of the Shareholders and so as to produce the best returns reasonably obtainable from such activities.

4.             PREMISES

The principal place of business of the Company shall be located as mutually agreed upon by the Shareholders from time to time.

5.             BOARD OF DIRECTORS

5.1           The maximum number of Directors holding office at any time shall be four (4) unless otherwise expressly agreed in writing by each of the Shareholders.

5.2           The quorum necessary for the transaction of business at a Board meeting shall include at least one (1) A Director and one (1) B Director.

5.3           The chairman of the Board shall be appointed alternately by the holders of a majority of the A Shares and the holders of a majority of the B Shares in accordance with the provisions of Article 17 of the Articles.

5.4           Board meetings shall be held at regular intervals determined upon mutual agreement by the Shareholders.

5.5           Subject only to the provisions of clause 7, matters of business arising at any meeting of the Board shall be decided by a majority of votes and, in accordance with the Articles, in the case of an equality of votes the chairman shall not have a second or casting vote.  Notwithstanding any disproportionate ownership in the Company, (i) with respect to decisions to be made by the Directors, the A Directors collectively shall have one vote and the B Directors collectively shall have one vote.

5.6           The Board shall have the right to constitute an executive committee for the purposes of making any Major Decision (as herein below defined) provided that such executive committee has equal representation of each of Royalton and Walton (i.e., one member representing Royalton and one member representing Walton).

6.             SHAREHOLDER MEETINGS

With respect to decisions to be made by the Shareholders, the owners of the A Shares collectively shall have one vote and the owners of the B Shares collectively shall have one vote.  Except with respect to a Major Decision, upon an equality of votes, Royalton shall have a second or casting vote.

7.             MAJOR DECISIONS IN RELATION TO THE COMPANY

7.1           Each of the Parties hereby undertakes to the other Parties that it shall (so far as it is lawfully able) exercise all of its rights (whether arising by virtue of its being a shareholder in the Company or howsoever otherwise arising) so as to procure that the following matters shall only be undertaken with the approval of, subject to clause 5.6, the Board (each of the following, a Major Decision):

(a)                                  the alteration of the memorandum of association of the Company or the Articles;

(b)                                 a change in the capital structure of the Company, including the creation, issuance or allotment by the Company of any shares or any right or instrument convertible into shares in the capital of the Company, the creation of options for new shares, the effectuation of an offering of equity in or debt of the Company and any requirement to fund additional capital or debt to the Company by Royalton or Walton;

(c)                                  the grant of, or agreement to grant, any option or right to subscribe for Shares;

(d)                                 the alteration of rights attaching to shares or to any class of Shares;

(e)                                  the purchase or redemption of its own Shares by the Company provided, however, the provisions of this clause 7.1(e) shall not be deemed to alter or limit the provisions of clause 2.5;

(f)                                    any appointment of or change of Auditors or investment bankers of the Company;

(g)                                 the entering into of any corporate reconstruction, sale of assets or stock, merger, acquisition or amalgamation by the Company;

(h)                                 the obtaining or modification of any borrowings or other financings or refinancings by the Company other than Acceptable Finance;

(i)                                     the creation of any mortgage, charge, lien or other encumbrance over the assets of the Company or any subsidiary of the Company, as applicable, other than liens and other encumbrances arising (y) by operation of law in the ordinary course of business of the Company or any subsidiary of the Company, as applicable, or (z) pursuant to the requirements of a lender in connection with Acceptable Finance;

(j)                                     the giving of any guarantee or indemnity by the Company or any subsidiary of the Company, as applicable, in respect of the obligations of third parties or otherwise outside the ordinary course of business of the Company or any subsidiary of the Company, as applicable;

(k)                                  the sale or disposal of all or substantially all of the Company’s assets by the Company or all or substantially all of the assets of any subsidiary of the Company by such subsidiary or any one or more of the Hotel Properties;

(l)                                     the making by the Company or any subsidiary of the Company of an acquisition of, or an investment in, another company or business;

(m)                               the making of any material change in the nature of the Business of the Company or any subsidiary of the Company;

(n)                                 the entering into of any transaction or arrangement (i) which is not in the normal and ordinary course of business of the Company or any subsidiary of the Company or (ii) which is with a Shareholder (or a person controlled by or connected with any such Shareholder) other than the execution of the Project Documents;

(o)                                 the entering into of any joint venture or partnership by the Company or any subsidiary of the Company;

(p)                                 the entering into of any voluntary winding up, dissolution, receivership, administration procedure or analogous proceeding of the Company or any subsidiary of the Company;

(q)                                 the making of any alteration to or the non enforcement of the terms of any agreement (including, but not limited to, Master Management Agreement, the Property Management Agreements and restaurant leases) between (i) the Company or any subsidiary of the Company and (ii) any Shareholder (or any person controlled by or connected with any such Shareholder) or any entity in which any Shareholder (or any person controlled by or connected with such Shareholder) holds a greater than 49% ownership interest. The agreements referred to in the prior sentence are herein called “Affiliate Agreements” and the Shareholder whose relationship (or the relationship of the person controlled by or connected with such Shareholder) results in such agreement being an Affiliate Agreement is herein called the “Affiliated Shareholder” (and the determination of Company’s and the Company’s subsidiaries’ actions to enforce the rights and remedies of the Company and its subsidiaries as to Affiliate Agreements shall be made by the Shareholder who is not the Affiliated Shareholder);

(r)                                    the purchase, sale, lease or disposal of any freehold or leasehold property;

(s)                                  the approval of annual Hotel budgets and any material changes thereto;

(t)                                    the approval of development budgets for any Hotel Property and any material changes thereto;

(u)                                 the entering into of any transaction for a new Hotel Property;

(v)                                 the making of any material capital improvement or repair to a Hotel after the initial construction or renovation of such Hotel by the Company;

(w)                               the decision to make any distributions to the Shareholders other than as provided in clause 2.5;

(x)                                   the creation of any subsidiary company of the Company; and

(y)                                 all material tax elections, tax filings and tax returns and all material matters with respect to audits or disputes with governmental authorities as to taxes and tax audits (with the exception of any such matters which relate to a period prior to the date of this Agreement).

8.             ADDITIONAL FUNDINGS AND FINANCINGS

8.1           Save as specifically provided in this Agreement, neither Royalton nor Walton shall be under any obligation to contribute (either directly or through the provision of guarantees or security to third parties) to the provision of any additional funding which may be required by the Company.

8.2           It is the intention of the Shareholders that the Business of the Company shall be financed so far as possible by Acceptable Finance and the Shareholders’ equity contributions.

9.             ACCOUNTS AND FINANCIAL INFORMATION

9.1           The Parties will take such steps as are necessary to ensure that the Company and its subsidiaries:

(a)                                  keep proper accounting books and records relating to the Business and make such books and records available for inspection on request by each of Royalton and Walton;

(b)                                 furnish each of Royalton and Walton with monthly management accounts (in a format to be agreed by Royalton and Walton) within fifteen (15) days of the end of each month;

(c)                                  furnish each of Royalton and Walton with half-yearly unaudited financial statements (consisting of a balance sheet and profit and loss account) and audited accounts for each financial year of the Company and any subsidiaries (such statements and accounts to be provided within sixty (60) days of the end of the period to which they relate); and

(d)                                 furnish to each of Royalton and Walton such further information as either of them may from time to time reasonably require in relation to the Business or the financial position of the Company and any subsidiaries or otherwise relating to their respective affairs.

9.2           The Shareholders shall require that the Operator delivers the budget required to be delivered under each of the Property Management Agreements and shall procure that not later than thirty (30) days before the beginning of each financial year, the Board will prepare and deliver to them a proposed annual budget and cash flow forecast for the next financial year and such other information relating to the financial position and affairs of the Company and any subsidiaries as each Shareholder may from time to time reasonably require.

9.3           Within the thirty (30) day period referred to in clause 9.19.1(d), Walton and Royalton, (subject to clause 7 and any amendments which they deem appropriate to the proposed budget), shall approve the annual budget for the Company’s financial year and communicate the annual budget to the Board.

9.4           Walton and Royalton shall procure that the Board will review the annual budget during the course of each financial year of the Company.  The Board may propose changes to Walton and Royalton to which they shall respond within fifteen (15) days of receipt of each proposal.  It is the understanding of the Shareholders that the approval of the budget will be a Major Decision made in accordance with clause 7.1.

10.          TRANSFER OF SHARES

10.1         Each of Royalton and Walton agrees with the other not to sell, transfer, mortgage, charge or dispose of or, subject to clause 10.2 below, agree to sell, transfer, mortgage, charge or dispose of (a Transfer) in whole or in part any interest (and whether separately, together, in part or in whole) in any Share save pursuant to the provisions of this clause 10 and 13.

10.2         In the event that a Buy/Sell Notice is served in accordance with clause 13.1, the Notifier or the Recipient may enter into an agreement to Transfer any Shares acquired pursuant to such Buy/Sell Notice.

10.3         Royalton and Walton shall each be entitled to transfer Shares to a Group Company of Royalton and Walton respectively provided that such transferee enters into a Deed of Adherence in the Agreed Form agreeing to be bound by the terms of this Agreement (including this clause) in all respects as if it had been a Party in the capacity of the transferor of such Shares and agreeing furthermore to transfer such Shares back to Royalton or Walton (as the case may be) on ceasing to be a Group Company of Royalton or Walton (as the case may be).

10.4         Any Shareholder transferring its Shares shall simultaneously transfer its loan stock to the transferee.

10.5         The Parties shall execute all such consents as are required pursuant to the Articles to permit a transfer pursuant to the provisions of this clause 10 and clause 13.

10.6         In the event that the Company becomes a public company whose shares are listed on any recognized exchange in England or the United States of America, the restrictions on Transfers herein contained shall be amended to be based upon the commercially reasonable requirements of the public markets for a newly public company so listed.

10.7         Notwithstanding anything contained herein to the contrary, a Transfer which is the result of the death of a Shareholder shall not be a breach of clause 10.1, provided that (i) the transferees of Shares pursuant to such Transfer are limited to members of the immediate family of the deceased Shareholder, trusts established for the benefit of such family members, Group Companies and statutory intestate successors, and (ii) such transferees enter into Deed of Adherence in the Agreed Form agreeing to be bound by the terms of this Agreement (including this clause) in all respects as if they had been Parties in the capacity of the transferor of such shares.

10.8         Walton shall have the right to assign all of its rights and obligations to any Walton Group Company.  Upon such an assignment, Royalton shall deliver and execute a deed of novation in such form as Walton may reasonably require in respect of which the prospective obligations of Walton under this Agreement shall be novated to such other entity.

10.9         Royalton shall have the right to assign all of its rights and obligations to any Royalton Group Company.  Upon such an assignment, Walton shall deliver and execute a deed of novation in such form as Royalton may reasonably require in respect of which the prospective obligations of Royalton under this Agreement shall be novated to such other entity.

10.10       Anything herein to the contrary notwithstanding, each Shareholder may mortgage or charge such Shareholder’s Shares, as security for a loan to such Shareholder or any affiliate of such Shareholder, subject to the lender thereunder and any third party to whom such Shares are transferred, entering into a Deed of Adherence.

11.          CONFLICT WITH ARTICLES

In the event of any conflict between the terms of this Agreement and any provision of the Articles, this Agreement shall prevail.

12.          TERMINATION

12.1         This Agreement shall remain in full force and effect unless and until terminated in accordance with the provisions of this clause 12.

12.2         This Agreement shall terminate forthwith upon:

(a)                                  one Shareholder acquiring all of the Shares held by all of the other Shareholders; or

(b)                                 the making of an order or the passing of an effective resolution for the winding up of the Company; or

(c)                                  the execution of a written agreement among all of the then Shareholders terminating this Agreement.

A.            Definition

An Event of Default shall mean in relation to any Shareholder (the Relevant Person) any of the following:

1.                                       the Relevant Person commits a material breach of its obligations under this Agreement and, if the breach is capable of remedy, fails to remedy the breach within sixty (60) days of being specifically required in writing to do so by the other party; provided, that if such breach is not capable of being remedied within such sixty (60) day period, the same shall not constitute an Event of Default so long as the Relevant Person commences to cure such breach within such sixty (60) day period and thereafter diligently prosecutes such cure to completion;

2.                                       the Company terminates a Project Document to which the Relevant Person or its affiliate is a party before the expiry of the contractual term as a remedy for the default of such Relevant Person or its affiliate thereunder;

3.                                       the Relevant Person:

If the Relevant Person is not an individual:

(a)                                  passes a winding-up resolution (other than in connection with a members voluntary winding-up for the purposes of an amalgamation or reconstruction which has the prior written approval of the investor);

(b)                                 calls a meeting of its creditors for the purpose of considering a resolution that it be wound-up voluntarily;

(c)                                  resolves to present its own winding-up petition;

(d)                                 is wound-up (whether in England or elsewhere);

(e)                                  calls, or a nominee on its behalf calls, a meeting of any of its creditors;

(f)                                    makes an application to the Court under Section 425 of the Companies Act 1985;

(g)                                 submits to any of its creditors a proposal pursuant to Part I of the Insolvency Act 1986;

(h)                                 enters into any arrangement, scheme, compromise, moratorium or composition with any of its creditors (whether pursuant to Part I of the insolvency Act 1986 or otherwise);

(i)                                     is struck off the Register or otherwise ceases to exist; or

(j)                                     suffers all or a substantial part of its property to be taken in execution; or

If the Relevant Person is an individual:

(a)                                  is adjudged bankrupt or sequestrated either in the United Kingdom or elsewhere;

(b)                                 is a party to a deed of arrangement with his creditors;

(c)                                  enters into any form of voluntary arrangement with his creditors or otherwise makes a general composition with his creditors; or

(d)                                 has an administration order passed against him; or

4.                                       the directors or shareholders of the Relevant Person resolve to present a petition for an administration order in respect of it or an administration order is made; and

5.                                       an administrative receiver, a receiver or a receiver and manager is appointed in respect of all or a substantial part of any of the property of the Relevant Person.

B.            Termination on Default

Upon the occurrence and during the continuance of an Event of Default, each Shareholder which is not the Relevant Person with respect to such Event of Default may terminate this Agreement by notice (Termination Notice) in writing to the other Shareholders provided that such Shareholder simultaneously therewith delivers a Buy/Sell Notice pursuant to clause 13.1 hereof.  Thereafter, upon the completion of the Transfer of Sale Shares in accordance with clause 13, this Agreement shall terminate and be of no further force and effect.  Each Shareholder comprising either Party shall be required to act collectively under this clause and a Termination Notice delivered by any Shareholder comprising either Party shall only be effective if such

Termination Notice, and the Notice delivered together therewith, is (i) signed by all of the Shareholders comprising such Party; or (ii) signed by such Party and on its face expressly states that in delivering such notice such Party is acting for itself and the other members of such Party.  Each of the Shareholders comprising each Party hereby agrees that (y) any notice delivered by them in accordance with the foregoing clause (ii) also shall be deemed to have been delivered and executed by each Shareholder comprising such Party, and (z) such Party shall have the right to deliver notices under this clause on their behalf.

C.            Continuance of Company’s Operations

Following service of a Termination Notice until such time as the completion of the Transfer of the Sale Shares in accordance with the terms hereof (including any period during which any matter relating to this clause or clause 13 is the subject of proceedings), each Shareholder shall do all things in its power to continue to operate the Company in the ordinary course of its business as it existed at the time at which the Termination Notice was served.

12.3         The termination of this Agreement (howsoever arising):

(a)                                  shall be without prejudice to the rights of any Party accrued hereunder as at the date of termination or to any claim which any Party may have for damages against or otherwise arising from any antecedent breach thereof by any other Party;

(b)                                 shall not operate to affect such of the provisions hereof as in accordance with their terms are expressed to operate or have effect thereafter.

13.          OFFER TO BUY SHARES

13.1         (a) At any time after February 9 2010, each of Royalton and Walton shall have the right (regardless of whether there is then a dispute as to a Major Decision); or (b) in the event  a Termination Notice is served pursuant to clause 12.2(B) hereof, the Shareholder serving such Termination Notice shall have the obligation concurrently therewith, to serve a written notice (the Buy/Sell Notice) on the other (the Recipient) offering to buy all (but not some only) of the issued shares of the class held by (or by a Group Company of) the Recipient (the Recipient’s Shares) or to sell to the Recipient all (but not some only) of the issued shares of the class held by (or by a Group Company of) the Party who has given a Buy/Sell Notice (the Notifier) (the Notifier’s Shares) in accordance with the following provisions of this clause 13.  For the purposes hereof, any offer to purchase from Walton shall encompass all (but not some only) of the B Shares and the one Preferred Ordinary Share.  For the purposes hereof, any offer to purchase from Royalton shall encompass all (but not some only) of the A Shares.

13.2         The Buy/Sell Notice shall specify the per share price at which the Notifier is prepared to buy the Recipient’s Shares (the Notified Price) but shall not include any other conditions whatsoever.

13.3         The Buy/Sell Notice shall be deemed to:

(a)                                  constitute an offer by the Notifier, open for acceptance by the Recipient for sixty (60) clear calendar days from the date of service of the Buy/Sell Notice (the Offer Period), to buy all but not some only of the Recipient’s Shares on the Transfer Terms at the Notified Price; and

(b)                                 constitute an alternative offer by the Notifier to sell to the Recipient all (but not some only) of the Notifier’s Shares after the end of the Offer Period on the Transfer Terms at the Notified Price if the Recipient does not elect to sell the Recipient’s Shares to the Notifier before the expiry of the Offer Period and shall be irrevocable without the written consent of the Recipient.

13.4         The Recipient may at any time before the expiry of the Offer Period serve notice in writing upon the Notifier of its desire to sell all (but not some only) of the Recipient’s Shares on the terms set out in this clause (a Sale Notice) which may not be expressed to be subject to any condition whatsoever.  On service of a Sale Notice on the Notifier, the Notifier shall be bound to purchase at the Notified Price and the Recipient shall be bound to sell, on payment of the Notified Price, all the Recipient’s Shares, which the Recipient shall transfer on the Transfer Terms.

13.5         The Offer Period shall automatically terminate on the earlier of: (i) 60 clear calendar days from the date of service of the Buy/Sell Notice; or (ii) 5 clear Business Days after the receipt of a Sale Notice.

13.6         If the Recipient does not serve a Sale Notice during the Offer Period the Recipient shall be deemed to have declined the offer referred to in clause 13.3(a) and to have accepted the alternative offer referred to in clause 13.3(b) and the Notifier shall be bound to sell upon receipt of the Notified Price and the Recipient shall be bound to purchase at the Notified Price the Notifier’s Shares, which the Notifier shall transfer on the Transfer Terms.

13.7         In the following sub-clauses, the Sale Shares means the shares to be sold, the Seller means the seller of the Sale Shares and the Buyer means the person who, in accordance with the foregoing provisions of this clause, has become bound to purchase the Sale Shares.

13.8         Purchase deposits and the Closing (as hereinafter defined) shall be made in accordance) with the following provisions of this clause 13.8:

(a)                                  at any time before 3.00 pm, London time, 5 clear Business Days following the termination of the Offer Period in accordance with clause 13.5 above, the Buyer shall, pay by wire transfer or banker’s draft for value to the Seller’s nominated solicitor as  stakeholder a deposit in an amount equal to ten percent. (10%) of the total price of the Sale Shares.  In such event, within forty-five (45) clear calendar days of termination of the Offer Period the Seller shall effect the Closing.  Failure to effect the Closing (other than by reason of default of the Seller) shall result in, without limitation, loss by the Buyer of such deposit;

(b)                                 if the Buyer fails to deliver such deposit, (i) the Seller shall be entitled to withdraw its offer to sell its Shares to the Buyer without prejudice to its right to sue for delivery of the deposit from the Buyer; or (ii) at the Seller’s option, to be exercised in writing by the Seller within seven (7) clear Business Days after the Buyer’s failure to make the required deposit, (x) the party which theretofore had been the “Buyer” shall thereupon be deemed to be the Seller, (y) the party which theretofore had been the “Seller” shall be deemed to be the Buyer, (z) the Sale Shares will be deemed to comprise the Shares of the deemed Seller and any affiliate thereof, and the Notified Price shall be reduced by five percent. (5%).  Upon such an election by the original Seller, the deemed Seller shall effect the Closing and the Shareholders shall procure that the Board will enter the Buyer’s name in the register of members of the Company as the holder of the Sale Shares; and

(c)                                  with respect to an Event of Default, in the event that the party serving the Termination Notice (the Non-Defaulting Shareholder) is the Seller, failure of the Non-Defaulting Shareholder, as Seller, to effect the Closing, or, in the event that the Non-Defaulting Shareholder is the Buyer, failure of the Non-Defaulting Shareholder, as Buyer, to deliver the required deposit, within the applicable prescribed period shall be deemed to be a waiver by the Non-Defaulting Shareholder of its right to deliver a Termination Notice hereunder in respect of the Event(s) of Default giving rise to the service of the Termination Notice.

13.9         The Closing shall take place at such reasonable time and place (and otherwise in accordance with all applicable time periods herein specified) as the Buyer may specify by not less than two (2) clear Business Days written notice to the Seller whereupon (the following events described in this clause 13.9 are herein collectively referred to as the Closing):

(a)                                  the Seller shall deliver to the Buyer a duly executed transfer or transfers in favour of the Buyer or such other person as it may direct together with the relative share certificates in respect of the Sale Shares;

(b)                                 The Seller and the Buyer shall execute a sale and purchase agreement incorporating the Transfer Terms set out in clause 14 below;

(c)                                  against such delivery, the Buyer shall pay the Notified Price, less any Deposit paid, to the Seller by wire transfer or banker’s draft for value on the date of completion;

(d)                                 the Seller shall do all such other things and execute all such other documents as the Buyer, or such other person as it may direct, may require to give effect to the sale and purchase of the Sale Shares;

(e)                                  the Seller shall procure the resignation of all Directors appointed by it and such resignation shall take effect without any liability on the Company for compensation for loss of office or otherwise.

13.10       If the Seller shall fail or refuse to transfer any Sale Shares in accordance with its obligations hereunder the Company shall authorize some person to execute and deliver on its behalf the necessary transfer and the Company shall receive the purchase money in trust for the Seller and cause the Buyer to be registered as the holder of the Sale Shares.  The receipt of the Company for the purchase money shall be a good discharge to the Buyer (and it shall not be bound to see to the application thereof).

13.11       If each of Royalton and Walton shall receive an effective and properly delivered Buy/Sell Notice, the first such Buy/Sell Notice to be properly delivered shall prevail.

13.12       Each Shareholder waives its rights of pre-emption on the transfer of the Sale Shares contained in this clause 13 and the Articles to the extent necessary to effect the provisions of this clause 13.

13.13       For purposes of any Transfer under this clause 13, each Shareholder comprising Walton shall be required to act collectively under this clause and any Notice delivered hereunder by any such Shareholder shall only be effective if Signed by all of such Shareholders.

14.          TRANSFER TERMS

14.1         This clause sets out the terms on which any Shares are to be transferred under clause 12 (Termination) or clause 13 (Offer to Buy Shares).

14.2         In this clause:

(a)                                  Buyer shall mean the buyer of the Shares;

(b)                                 Relevant Notice means the relevant Termination Notice, Buy/Sell Notice, Sale Notice or other equivalent notice (as the case may be) given pursuant to the clauses of this Agreement referred to in clause 13.1;

(c)                                  Seller means the seller of the Shares; and

(d)                                 Transferring Shares means the Sale Shares or the Shares to be transferred.

14.3         Any transfer of the Transferring Shares shall be on the following terms (together with, for the avoidance of doubt, the benefit of the provisions of clause 13.11, but subject in any event to the Master Management Agreement):

(a)                                  subject to any security granted in relation to Acceptable Finance, the Transferring Shares will be sold with full title guarantee, free from all liens, charges and encumbrances and third party rights, together with all rights of any nature attaching to them including all rights to any dividends or other distributions declared, paid or made after the date of the Relevant Notice;

(b)                                 the Seller shall repay all loans, loan capital, borrowings and indebtedness in the nature of borrowings outstanding to the Company from the Seller (or from any person controlled by or connected with the Seller) together with any accrued interest;

(c)                                  the Company shall repay all loans, loan capital, borrowings and indebtedness in the nature of borrowings outstanding to the Seller (or from any person controlled by or connected with the Seller) together with any accrued interest; and

(d)                                 the Buyer shall use all reasonable endeavours (but, save as provided below, without involving any financial obligations on its part) to procure the release of any guarantees or indemnities given by the Seller (or by any person controlled by or connected with the Seller) to or in respect of the Company provided that costs in relation thereto shall be borne by the Buyer save where such guarantee or indemnity given by the Seller (or by any person controlled by or connected with the Seller) is in form or substance substantially different from that given by the Buyer in which event the Seller shall bear such costs.

(e)                                  the Seller shall deliver to the Buyer duly executed transfer(s) in favour of the Buyer or as it may direct, together with any share certificate(s) for the Transferring Shares and a certified copy of any authority under which such transfer(s) is/are executed and, against delivery of the transfer(s), the Buyer shall pay the consideration for the Transferring Shares to the Seller in cleared funds for value on the completion date;

(f)                                    the parties shall ensure (insofar as they are able) that the relevant transfer or transfers (subject to their being duly stamped, stamp duty to be paid by the Buyer) are registered in the name of the Buyer or as it may direct;

(g)                                 the parties shall do all such other things and execute all other documents (including any deed) as the other party may reasonably request to give effect to the sale and purchase of the Transferring Shares;

(h)                                 if requested by the Buyer, the Seller shall ensure that all the Directors appointed by it resign and the resignation(s) take effect without any liability on the Company for compensation for loss of office or otherwise (except to the extent that the liability arises in relation to a service contract with a Director who was acting in an executive capacity), and on the reasonable request of the Buyer, a guarantor of substance shall be provided in respect of the Seller’s obligations.

15.          INTELLECTUAL PROPERTY RIGHTS

15.1         Walton hereby acknowledges and agrees that the JV IPR shall be assigned, in a tax efficient manner, on reasonably acceptable terms to both Royalton and Walton, acting reasonably, to such person, at such time following Closing as Royalton may in its discretion decide, under the JV IPR Assignment.

15.2         Walton undertakes to use reasonable endeavours to take no action, (and will use reasonable endeavours to procure that no Walton Group Company takes any action) which may prevent the Company or any of its subsidiaries from executing, delivering and performing the JV IPR Assignment and such further acts, deeds, documents and things as may be required by law or be necessary to implement and give effect to the JV IPR Assignment.

15.3         Walton undertakes to use reasonable endeavours to procure that the Company and its subsidiaries waive in favour of and assign to Royalton (and shall procure the waiver by Walton Group and assignment to Royalton of) all right, title, claim or interest they may have now or in the future, in the JV IPR (including the goodwill in any of the JV IPR) owned or used by the Company or the subsidiaries and shall (and shall procure that the Walton Group Companies shall) at Royalton’s request and cost, promptly execute any and all documents required by Royalton to confirm this.

15.4         Each of the parties hereby acknowledges and agrees that should the Company, or any of its subsidiaries, assign any intellectual property rights owned by the Company, or any of its subsidiaries, to Royalton in accordance with this clause 15, Royalton will receive the full benefit of any such intellectual property rights assigned.

15.5         In the event that any consideration is payable to the Company or any of its subsidiaries in relation to a JV IPR Assignment, (the Assignment Amount), Walton agrees that it will either (a) pay an amount equal to 50 percent. of the Assignment Amount on behalf of Royalton to the Company or any of its subsidiaries; or (b) in the event that Royalton pays the Assignment Amount, Walton shall pay an amount equal to 50 percent. of the Assignment Amount to Royalton, in either case less an amount equal to 50% of any tax on the disposal proceeds actually suffered by the Company or by any of its subsidiaries.

15.6         Royalton undertakes to Walton to procure that all JV IPR assigned by the Company or any of its subsidiaries pursuant to this clause 15 shall be made available to the Operator (as defined in the Property Management Agreements) to enable the Operator to comply with its obligations under the Property Management Agreements.

16.          ANNOUNCEMENTS

16.1         Except as provided in clause 16.2 below, no public announcement (other than if and to the extent required by law or by any governmental or regulatory body) shall be made by or on behalf of Royalton or Walton or by or on behalf of either of their respective affiliates concerning the existence or subject matter of this Agreement, or the transactions contemplated by this Agreement, without the prior written consent of Royalton and Walton, which consent shall be in the sole and absolute discretion of Royalton and Walton.

16.2         For the avoidance of doubt, the Walton acknowledges and agrees that the directors and/or officers of Morgans Hotel Group Co (MHG Co) may, in consequence of MHG Co being a company whose shares are listed on the Nasdaq Stock Market, in the course of their employment disclose the existence of or subject matter of this Agreement to persons such as analysts and rating agencies and such disclosure shall not amount to a breach of clause 16.1.

17.          CONFIDENTIALITY

17.1         Each of the Parties agrees not to make public or reveal to any third party any commercial, organizational or other information of a confidential nature concerning the other Party obtained as a result of such Party’s participation in this Agreement save insofar as the information in question:

(a)                                  is proven to have been known to such Party prior to the discussion relating to the transactions contemplated hereby between Walton and its affiliates (and their agents) and Royalton and its affiliates (and their agents);

(b)                                 is proven to have become known to such Party during the term of this Agreement through the lawful act of a third party;

(c)                                  comes into the public domain otherwise than as a result of breach of this clause or of law;

(d)                                 is required to be given, made or published by law or under the rules and regulations of the London Stock Exchange or any other recognized investment exchange (as defined in Section 207 of the Financial Services Act 1986);

(e)                                  is made public or revealed with the prior written approval of the other Party to the contents thereof and the manner of its presentation and publication (such approval not to be unreasonably withheld or delayed); or

(f)                                    is made to a lender in connection with Acceptable Finance in accordance with the commercially reasonable requirements of such lender.

17.2         The Parties shall use their respective best endeavours to agree upon the form and manner of presentation and publication of information regarding the Company which shall be given to relevant customers and prospective customers.

18.          GENERAL

18.1         This Agreement shall be binding on and endure for the benefit of the successors of the Parties and (subject to compliance with clause 10) the successors in title to the Shares held by Royalton and Walton.

18.2         Subject to the provisions of clause 18.1, this Agreement is personal to the Parties and no Party shall assign or purport to assign or deal with, in any way, any of its rights or obligations hereunder.

18.3         Where any matter or thing herein contained is expressed to be an obligation on the part of the Company (whether to do or refrain from doing any such matter or thing) the Shareholders shall exercise their respective voting rights or other powers of and in the Company to procure that the Company shall observe the same so far as such matters are within their power.

18.4         The Parties shall use their best endeavours to procure (without imposing any additional financial obligations on the other Party) that any necessary third party shall do and execute and perform all such further deeds, documents, assurances, acts and things as any of them may reasonably require by notice in writing to give effect to the terms of this Agreement.

18.5         Where this Agreement provides that any matter is subject to the consent, approval or agreement of any Party then (save as expressly provided otherwise) it shall be in the absolute discretion of the Party concerned as to whether (and if so, on what terms and conditions) the consent, approval or agreement is given.

18.6         This Agreement shall not constitute a partnership between the Parties or any of them.

18.7         The Parties agree that the Company will be authorised to create subsidiaries in accordance with the provisions of clause 7.1(x), and that the Shareholders will procure that any such subsidiaries shall comply with the provisions of this Agreement as if it related to the subsidiary and to the extent otherwise necessary Walton and Royalton shall procure that the subsidiary’s corporate governance documents are adopted in a form so as to require any such subsidiary to conduct its business in a manner which will result in such compliance.

19.          SEVERABILITY

In the event that any provision of this Agreement or any part thereof shall for any reason be held by any judicial determination to be invalid or unenforceable, the valid and enforceable portions hereof shall continue to be in full force and effect and the Parties shall negotiate in good faith a substitute provision for the provision of this Agreement held to be invalid or unenforceable as aforesaid to reflect the purpose or intent (as closely as may be possible) of such provision.

20.          WAIVER AND REMEDIES

A failure by any Party to exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times and all express rights granted to any Party hereunder shall be in addition to any rights that such Party may have under the general law in respect of a breach hereof.

21.          COSTS

Each Party shall bear its own costs and expenses in relation to the preparation, negotiation and implementation of this Agreement and the agreements and arrangements of which it forms part.  To the extent any approved annual Hotel budget provides for expenditures being made by either Royalton or Walton, the Company shall reimburse Royalton or Walton, as the case may be, for such expenditures.  Such reimbursement shall be made by the Company after Royalton or Walton presents reasonable evidence of the costs so incurred and shall be made out of Company cash flow.

22.          ENTIRE AGREEMENT AND VARIATION

22.1         This Agreement (together with any agreement of even date entered into pursuant hereto or in connection herewith) constitutes the entire agreement between the Parties in respect of the subject matter hereof and may only be varied by a written agreement signed on behalf of each of the Parties.

22.2         The Parties hereby expressly confirm that they have not relied upon any representation or warranty given by any other Party which is not set out in this Agreement and to the extent that they have they hereby expressly waive all rights in respect to any such representation or warranty.

23.          NOTICES

23.1         Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company.  A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.  Notwithstanding the foregoing, a notice given by fax will not be deemed effective unless, no later than the first Business Day following the transmission of such fax, a copy of such faxed notice is deposited with an internationally recognised courier company for delivery to the addressee thereof and such copy is delivered to the addressee (but if such copy of the faxed notice is so deposited and delivered by such courier, the notice will be effective at the time of transmission of the fax (or the next Business Day) as provided above). Each Party may designate, by not less than five (5) Business Days’ notice given to the others in accordance with the terms of this clause 21.1, additional or substituted parties (or changed addresses) to whom Notices should be sent hereunder.

23.2         The addresses and fax numbers of the parties for the purpose of clause 23.1 are:

Royalton

For the attention of:	Marc Gordon

Address:	Royalton Europe Holdings LLC c/o Morgans Group LLC 475 Tenth Avenue New York New York 10018

Fax:	212 277 4290

Copy to:	Freshfields Bruckhaus Deringer 65 Fleet Street London EC4Y 1HS

Walton

For the attention of:	Robert Bloom, Jeffrey Quicksilver, and Luke Massar

Address:	c/o Walton Street Capital, L.L.C. 900 N. Michigan Avenue, Suite 1900 Chicago, Illinois 60611 Fax: 312-915-2881

Copy to:

For the attention of:	Real Estate Notices (PGN & LMM 4.714)

Address:	Pircher, Nichols & Meeks 1925 Century Park East, Suite 1700 Los Angeles, California 90067

Fax: 310-201-8922

23.3         Any notice in connection with this Agreement which is not delivered in accordance with the provisions of this clause shall be ineffective.

24.          GOVERNING LAW AND JURISDICTION

24.1         This Agreement shall be governed by, and interpreted in accordance with, English law.

24.2         Except as expressly provided otherwise in this Agreement, the courts of England are to have exclusive jurisdiction to settle any disputes which may arise in connection with this Agreement.  For such purposes each party irrevocably submits to the jurisdiction of the English courts, waives any objections to the jurisdiction of those courts and irrevocably agrees that a judgment or order of the English courts in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

24.3         Walton shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement.  Such agent shall be Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX and any claim form, judgment or other notice of legal process shall be sufficiently served on Walton if delivered to such agent at its address for the time being.  Walton irrevocably undertakes not to revoke the authority of this agent and if, for any reason, Royalton requests Walton to do so it shall promptly appoint another such agent with an address in England and advise the Royalton.  If, following such a request, Royalton fails to appoint another agent, Walton shall be entitled to appoint one on behalf of Walton at Walton’s expense.

24.4         Royalton shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement.  Such agent shall be Morgans Hotel Group London Limited of 88 Wood Street London EC2V 7AJ and any claim form, judgment or other notice of legal process shall be sufficiently served on the Royalton if delivered to such agent at its address for the time being.  Royalton irrevocably undertakes not to revoke the authority of this agent and if, for any reason, Walton requests Royalton to do so it shall promptly appoint another such agent with an address in England and advise Walton.  If, following such a request, Royalton fails to appoint another agent, Walton shall be entitled to appoint one on behalf of Royalton at Royalton’s expense.

EXECUTED and delivered on the date set out at the head of this Agreement.

The parties have shown their acceptance of the terms of this Deed by executing it as a Deed below.

ROYALTON EUROPE HOLDINGS LLC, a Delaware limited liability company

By: Morgans Group LLC, a Delaware limited liability company

Its sole member

By: Morgans Hotel Group Co.

Its managing member

By:	/s/ Marc Gordon
Name:	Marc Gordon
Title:	Chief Investment Officer

WALTON MG LONDON HOTELS INVESTORS V, L.C.C., a Delaware limited liability company

By:	Walton Acquisition REOC Holdings V, L.L.C., a Delaware limited liability company Its Member

By:	Walton Street Real Estate Fund V, L.P., a Delaware limited partnership Its Managing Member

By:	Walton Street Managers V, L.P., a Delaware limited partnership Its General Partner

By:	WSC Managers V, Inc., a Delaware corporation Its General Partner

By:	/s/ Robert S. Bloom
Name:	Robert S. Bloom
Title:	Vice President

EXHIBIT A

PROPERTY MANAGEMENT AGREEMENT

EXHIBIT B

MASTER MANAGEMENT AGREEMENT

EXHIBIT C

DEED OF ADHERENCE